SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

SCHEDULE 13G
(Rule 13d-102)
Under the Securities Exchange Act of 1934

INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES
13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
(Amendment No. 1)*

DYADIC INTERNATIONAL, INC.
(Name of Issuer)

Common Stock, $0.001 par value
(Title of Class of Securities)

26745T101
(CUSIP Number)

December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

Rule 13d-1(b)

Rule 13d-1(c)

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 5 Pages

    CUSIP No. 26745T101
SCHEDULE 13G
Page 2 of 5 Pages

 1
NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mark A. Emalfarb

 2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

 3
SEC USE ONLY

 4
CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

    NUMBER OF
5
SOLE VOTING POWER
7,098,559 (1)

 SHARES  BENEFICIALLY
6
SHARED VOTING POWER
-0-

 OWNED BY  EACH
7
SOLE DISPOSITIVE POWER
7,098,559 (1)

 REPORTING  PERSON WITH
8
SHARED DISPOSITIVE POWER
-0-

 9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,098,559 (1)

 10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%

 12
TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) See Item 4 herein.

    CUSIP No. 26745T101
SCHEDULE 13G
Page 3 of 5 Pages

Item 1(a). Name of Issuer.

Dyadic International, Inc.

Item 1(b). Address of Issuer’s Principal Executive Offices.

140 Intracoastal Pointe Drive
Suite 404
Jupiter, Florida 33477

Item 2(a). Name of Person Filing.

Mark A. Emalfarb

Item 2(b). Address of Principal Business Office or, if None, Residence.

140 Intracoastal Pointe Drive
Suite 404
Jupiter, Florida 33477

Item 2(c). Citizenship.

United States of America

Item 2(d). Title of Class of Securities.

Common Stock, $0.001 par value

Item 2(e). CUSIP Number.

26745T101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), identify the status of the person filing.

Not applicable

Item 4. Ownership.

(a) Amount beneficially owned:   7,098,559 (1)

(b) Percent of class:     22.8%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:  7,098,559 (1)

(ii) Shared power to vote or direct the vote:    -0-

    CUSIP No. 26745T101
SCHEDULE 13G
Page 4 of 5 Pages

(iii) Sole power to dispose or direct the disposition of:   7,098,559 (1)

(iv) Shared power to dispose or direct the disposition of:   -0-

__________________

 (1)

The Reporting Person beneficially owns 7,098,559 shares through the Mark A. Emalfarb Trust U/A/D October 1, 1997, of which the Reporting Person is the sole beneficiary and serves as sole trustee. Includes 1,276,434 shares issuable upon the exercise of warrants presently exercisable.

Item 5. Ownership of Five Percent or Less of a Class.

If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

Item 8. Identification and Classification of Members of the Group.

Not applicable

Item 9. Notice of Dissolution of Group.

Not applicable

Item 10. Certification.

Not applicable

    CUSIP No. 26745T101
SCHEDULE 13G
Page 5 of 5 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    February 06, 2007
/s/_Mark A. Emalfarb________

Mark A. Emalfarb